EXHIBIT 10.2

Robert T. Davis, Jr. Promotion Summary

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved incentives in connection with Mr. Davis’s promotion, detailed in a summary below, which became effective December 1, 2016.

Summary

Title and Reporting Relationship: Corporate Vice President and President, Orthopedics and Tissue Technologies, effective December 1, 2016. Report to Peter Arduini, President and Chief Executive Officer.
Base Salary: $430,000
Bonus: 60% of base salary, effective January 1, 2017 for the performance year 2017
One-time Equity Award: $250,000 as soon as administratively possible following the effective date of new position. This award will be granted as stock options, vesting on the third anniversary of the grant date.